Exhibit 99.1
STATER BROS. HOLDINGS INC. ANNOUNCES SECOND QUARTER RESULTS
SALES AND NET INCOME INCREASE AT STATER BROS.
Colton, California. May 8, 2007; Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week second quarter and twenty-six week year-to-date period ended on March 25, 2007.
Sales for the thirteen week second quarter ended March 25, 2007, increased 0.27% to $866.1 million compared to $863.8 million for the thirteen weeks ended March 26, 2006. The timing of Christmas Day resulted in one less sales day in the second quarter of 2007 compared to the second quarter of fiscal 2006. Christmas Day, the only day the Company’s stores are closed, fell in second quarter fiscal 2007 and the first quarter of fiscal 2006. After taking into consideration the effect of Christmas Day, like store sales increased 1.5% for the thirteen weeks ended March 25, 2007.
Total sales for the twenty-six weeks ended March 25, 2007, increased $39.5 million or 2.28% and amounted to $1.77 billion compared to $1.73 billion for the same period in fiscal 2006. Year-to-date like store sales increased 1.45% in fiscal 2007 compared to the same period in fiscal 2006.
The Company reported net income for the thirteen week second quarter ended March 25, 2007 of $13.5 million compared to net income of $6.2 million for the thirteen weeks ended March 26, 2006. Net income for the fiscal year-to-date periods amounted to $23.4 million in 2007 and $9.5 million in 2006.
Brown said; “We were pleased with our operating results for the quarter and the first twenty-six weeks of our fiscal year. While we look forward to the challenges of a changing marketplace, all of our “Valued Customers” will continue to have the Stater Bros. Family’s commitment to provide a friendly and satisfying shopping experience on each and every one of their visits to our Supermarkets and our commitment to being the low price leader.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 162 supermarkets through its wholly owned subsidiary, Stater Bros. Markets. Stater Bros. Markets also owns and operates Santee Dairies, manufacturer of quality “Heartland Farms” dairy products.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 70 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks Ended		26 Weeks Ended
	03/26/06	03/25/07	03/26/06	03/25/07
Sales	$863,751	$866,062	$1,730,917	$1,770,416

Gross profit	232,512	249,444	459,227	491,334

Operating expenses
Selling, general and administrative expenses	198,011	203,685	396,776	405,486
Depreciation and amortization	11,059	12,085	21,417	23,969

Total operating expenses	209,070	215,770	418,193	429,455

Operating profit	23,442	33,674	41,034	61,879

Interest income	2,378	2,719	4,888	5,545
Interest expense	(14,964)	(13,749)	(29,540)	(28,034)
Other income (expenses), net	(617)	3	(693)	(168)

Income before income taxes	10,239	22,647	15,689	39,222

Income taxes	4,063	9,187	6,181	15,860

Net income	$6,176	$13,460	$9,508	$23,362

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	9/24/06	03/25/07
Assets
Current assets
Cash	$198,545	$228,169
Restricted cash	24,121	8,121
Short-term investments	26,849	—
Receivables, net	39,173	40,718
Inventories	196,031	194,688
Other	30,122	31,278

Total current assets	514,841	502,974

Property and equipment, net	497,073	529,046

Deferred debt issuance costs, net	15,972	14,444
Other assets	30,206	40,875

Total assets	$1,058,092	$1,087,339

Liabilities and stockholder’s equity (deficit)
Current liabilities
Accounts payable	$155,827	$153,431
Accrued expenses and other liabilities	124,680	125,225
Current portion of capital lease obligations	1,054	940

Total current liabilities	281,561	279,596

Long-term debt	700,000	700,000
Capital lease obligations, less current portion	7,294	6,807
Other long-term liabilities	80,316	88,653

Total stockholder’s equity (deficit)	(11,079)	12,283

Total liabilities and stockholder’s equity (deficit)	$1,058,092	$1,087,339